Exhibit 99.1

For Investor Relations Information:
Leigh Salvo
650-314-1000
ir@catapult.com

Catapult Communications Corporation Revises Revenue Estimates Upward
for First Quarter Fiscal Year 2004

Mountain View, CA—January 5, 2004-Catapult Communications Corporation (Nasdaq: CATT) today announced that revenues for the first fiscal quarter ended December 31, 2003 are now expected to be approximately 5-6% above the previously reported estimate of $10.4 million.

According to Dr. Richard A. Karp, Catapult’s Chairman and CEO, “Our original expectation for the quarter, which assumed no year over year revenue growth, has proven to be somewhat conservative. We saw stronger orders than we expected in North America, Europe and Japan, all of which exceeded internal orders targets. As a result, we now expect to report greater revenue growth for the quarter than previously anticipated.”

ABOUT CATAPULT
Catapult Communications is the leading provider of advanced digital telecom test systems to global equipment manufacturers and service providers including Ericsson, Lucent, Motorola, NEC, NTT DoCoMo and Nortel. Catapult’s DCT2000 and MGTS systems deliver test solutions for hundreds of protocols and variants - spanning 3G, VoIP, GPRS, SS7, Intelligent Network, ATM, ISDN and other network environments. The Company is committed to providing testing tools that are at the forefront of the telecom technology curve. Catapult is headquartered at 160 South Whisman Road, Mountain View, CA 94041. Tel: 650-960-1025. International offices are located in the U.K., Germany, France, Finland, Canada, Japan and Australia. Information about Catapult Communications can be found on the Web at www.catapult.com.

FORWARD LOOKING STATEMENTS
The statement in this press release regarding the Company’s expected revenues is a forward-looking statement. This statement is subject to various risks and uncertainties that could cause actual results to differ from those forecasted. Such risks include the possibly of unanticipated accounting adjustments in the course of finalizing the Company’s financial results for the first fiscal quarter. For other factors that may cause actual results to differ from those projected, please refer to the Company’s Form 10-K, Forms 10-Q and other filings with the Securities and Exchange Commission.

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